Newmont Mining Corporation 6363 South Fiddlers Green Circle, Suite 800 Greenwood Village, CO 80111 T 303.863.7414 F 303.837.5837 www.newmont.com

Newmont Second Quarter 2010 Adjusted Net Income1 Increases 79% to $377 million ($0.77 per share); Increases Quarterly Dividend by 50%

This release should be read in conjunction with Newmont's Second Quarter 2010 Form 10-Q filed with the Securities and Exchange Commission on July 28, 2010 (available at www.newmont.com).

DENVER, July 28 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today announced second quarter adjusted net income(1) of $377 million ($0.77 per share) compared to $211 million ($0.43 per share) in the prior year quarter.  Net income attributable to Newmont stockholders was $382 million ($0.78 per share) compared to $162 million ($0.33 per share) in the second quarter of 2009.

In addition, Newmont announced that its Board of Directors approved an increase in the Company's regular quarterly dividend from $0.10 per share of common stock to $0.15 per share of common stock, payable on September 29, 2010 to holders of record at the close of business on September 8, 2010.

Second Quarter 2010 Highlights:

❒	Equity gold and copper production of 1.3 million ounces and 80 million pounds, respectively;
❒	Average realized gold and copper price of $1,200 per ounce and $2.33 per pound, respectively;
❒	Costs applicable to sales for gold and copper of $492 per ounce on a co-product basis ($362 on a by-product basis(2)) and $0.77 per pound, respectively;
❒	Net cash provided from continuing operations of $753 million, up 49% from the second quarter of 2009;
❒	Adjusted net income(1) of $377 million ($0.77 per share), up 79% from the second quarter of 2009; and
❒	Essentially maintaining 2010 outlook for production, operating costs and capital expenditures.

"Today's announcement of a 50% increase of our regular quarterly dividend reflects the confidence we have in our ability to fully fund our project pipeline and exploration programs, keep the door open to value-creating acquisition opportunities and return capital to shareholders, which we feel positions us uniquely in the gold equity market and versus the ETF," said Richard O'Brien, President and Chief Executive Officer.  "Our portfolio continues to deliver despite operating costs being higher than expected during our ramp-up at Boddington, where we are experiencing lower gold grades than modeled.  As a result, we are maintaining our previously announced 2010 outlook for equity gold production of 5.3 to 5.5 million ounces at a slightly narrower range of costs applicable to sales of between $460 and $480 per ounce on a co-product basis."

1 See reconciliation of adjusted net income to net income on a GAAP basis on page 11.
2 See reconciliation from by-product costs applicable to sales to GAAP costs applicable to sales on page 11.

The Company anticipates improving operating costs during the remainder of the year, with higher ore grades and lower stripping at Batu Hijau, as well as higher processing plant availability now that regularly scheduled second quarter mill maintenance at a key processing facility in Nevada is complete.

Our costs applicable to sales per ounce for the remainder of the year are expected to change by approximately $3 for every $10 change in the oil price and by approximately $3 for every $0.10 change in the A$ exchange rate, net of existing hedges. In the event that adverse foreign exchange movements, higher gold royalties and increasing energy prices continue throughout the remainder of the year, the Company's costs applicable to sales could be near or exceed the top end of our current outlook range.

Regional Operations

In the second quarter of 2010, the Company reported equity gold production of 1.3 million ounces at costs applicable to sales of $492 per ounce on a co-product basis. Costs applicable to sales per gold ounce increased 16% in the second quarter of 2010 from 2009 due to higher costs in Nevada, at Yanacocha in Peru and at Batu Hijau in Indonesia, as well as higher-cost production from Boddington, as further described below.

North America

Nevada – Nevada produced 420,000 equity ounces of gold at costs applicable to sales of $601 per ounce during the second quarter.  Second quarter 2010 production was slightly higher than the year ago quarter due to higher underground production at Midas and Leeville, partially offset by lower mill throughput at Carlin and Twin Creeks and lower leach tons placed. Costs applicable to sales per ounce increased 9% in the second quarter of 2010 from 2009 due to additional surface mining costs related to the 2009 geotechnical event at Gold Quarry.

The Company continues to expect 2010 equity gold production from Nevada of approximately 1.6 to 1.725 million ounces at costs applicable to sales of between $590 and $630 per ounce.

La Herradura – Equity gold production at La Herradura in Mexico during the second quarter was 43,000 ounces at costs applicable to sales of $431 per ounce.  Production increased 43% in the second quarter of 2010 from 2009 due to the commencement of production from the Soledad and Dipolos pits in January 2010. Costs applicable to sales per ounce increased 8% in the second quarter of 2010 from 2009 due to higher mining costs associated with two new pits.

The Company continues to expect La Herradura equity gold production of 140,000 to 150,000 ounces in 2010 with costs applicable to sales of between $400 and $430 per ounce.

South America

Yanacocha – Equity gold production during the second quarter at Yanacocha in Peru was 181,000 ounces at costs applicable to sales of $389 per ounce.  Production decreased 32% in the second quarter of 2010 from 2009 due to lower leach tons placed related to mine sequencing combined with lower mill ore grade. Costs applicable to sales per ounce increased 20% in the second quarter of 2010 from 2009 due to lower production, higher waste mining and maintenance costs, partially offset by higher by-product credits.

The Company continues to expect 2010 equity gold production at Yanacocha of between 750,000 and 810,000 ounces at costs applicable to sales near the high end of the outlook range of $360 and $400 per ounce, due primarily to higher royalties and workers participation costs as a result of higher realized gold prices.

Asia Pacific

Boddington –Boddington continues to ramp-up to full production and produced 184,000 ounces of gold and 15 million pounds of copper during the second quarter at costs applicable to sales of $582 per ounce ($503 per ounce on a by-product basis(3)) and $1.55 per pound.  Compared with the first quarter of 2010, gold and copper production increased by 16% and 13%, respectively.

3 See reconciliation from by-product costs applicable to sales to GAAP costs applicable to sales on page 11.

The processing plant continues to perform in line with expectations with recoveries exceeding Feasibility Study expectations, and the high pressure grinding rolls and wet plant performing better than anticipated.  However, production has been lower than expected as the Company has mined approximately 12% less contained gold, partially offset by 23% more contained copper, than originally modeled. As a result of lower gold production, higher direct mining costs and a stronger Australian dollar, gold production for 2010 is now expected between 750,000 and 825,000 ounces at costs applicable to sales of $475 to $550 per ounce (compared with an original outlook of 800,000 to 875,000 ounces at costs applicable to sales of $375 to $395 per ounce).  A stronger Australian dollar accounts for approximately 25% of the expected increase in operating costs, with increased mining costs accounting for approximately 50% and lower volume and other factors accounting for the remainder. Copper production outlook for 2010 remains unchanged at between 65 and 75 million pounds, at costs applicable to sales now of between $1.55 and $1.75 per pound (compared with an original outlook of between $1.30 and $1.45 per pound).

For 2011, the Company expects gold production at Boddington of between 850,000 and 925,000 ounces at costs applicable to sales of between $475 and $525 per ounce as the operation begins its first year of steady-state production.  It is still too early in the ramp-up process to conclusively determine any longer-term impacts of the lower gold ore grades experienced to date (with less than 2% of total reserves mined thus far).

Batu Hijau – Equity gold and copper production during the second quarter at Batu Hijau in Indonesia were 82,000 ounces and 65 million pounds, respectively, at costs applicable to sales of $294 per ounce and $0.66 per pound, respectively.  Equity gold and copper production increased 49% and 27% in the second quarter of 2010 from 2009, respectively, due to higher grade ore from Phase 5, partially offset by lower recovery. Costs applicable to sales increased 28% and 14% for gold and copper, respectively, in the second quarter of 2010 from 2009 due to higher waste mining and milling costs.  Production during the second quarter was adversely affected by unusually heavy rainfall.

The Company continues to expect 2010 equity gold and copper production at Batu Hijau of between 365,000 and 400,000 ounces, and between 265 and 290 million pounds, respectively.  The Company continues to expect 2010 costs applicable to sales of between $265 and $285 per ounce and $0.75 and $0.85 per pound, respectively.

Other Australia/New Zealand - Equity gold production at our other Australia/New Zealand operations during the second quarter was 256,000 ounces at costs applicable to sales of $549 per ounce.  Equity gold production decreased 3% in the second quarter of 2010 from 2009 due to lower grade as a result of ore dilution and lower mill throughput as a result of maintenance at Tanami and lower ore grade at Jundee, partially offset by higher ore grade at Kalgoorlie and higher mill throughput at Waihi.  Costs applicable to sales increased 10% in the second quarter of 2010 from 2009, primarily due to the stronger Australian dollar and lower production.

The Company continues to expect 2010 equity gold production at the Company's other Australia/New Zealand operations of between 1.06 and 1.16 million ounces at costs applicable to sales near the high end of our original outlook range of $530 to $570 per ounce.

Africa

Ahafo –Gold production during the second quarter at Ahafo in Ghana was 132,000 ounces at costs applicable to sales of $416 per ounce.  Gold production was consistent with the prior year quarter with lower ore grade and recovery offset by higher mill throughput.  Costs applicable to sales decreased 3% in the second quarter of 2010 from 2009 due to lower milling costs resulting from softer ore processed, partially offset by higher diesel costs.

Due to higher than projected production in the first half of 2010, the Company now expects 2010 gold production at Ahafo of between 500,000 and 530,000 ounces (up from between 460,000 and 500,000 ounces) at costs applicable to sales between $475 and $515 per ounce (lower than our original outlook of between $515 to $555 per ounce), based on higher grades than projected.

Capital Update

Consolidated capital expenditures were $319 million during the second quarter, down from $580 million in the second quarter of 2009 as the Boddington capital spending was substantially completed at the end of 2009.  The Company is maintaining its 2010 consolidated capital expenditure outlook of between $1.4 and $1.6 billion, with approximately 30% to be invested in each of the North America and Asia Pacific regions, and the remaining 40% at other locations.  Approximately 40% of 2010 consolidated capital expenditures are expected to be related to major project initiatives, including further development of the Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada, and the Nevada project portfolio, while the remaining 60% is expected to be for maintenance and sustaining expenditures.

2010 Outlook – Q2 Update(4)

Our current outlook for 2010 production, CAS and capital expenditures is as follows:
(Changes to previous outlook are shaded in following tables).

Region	2010 Outlook - Q2 Update Equity Production (Kozs, Mlbs)	2010 Outlook - Q2 Update CAS ($/oz, $/lb)	2010 Outlook - Q2 Update Consolidated Capital Expenditures ($M)
Nevada	1,600 – 1,725	$590 – $630	$355 – $375
La Herradura	140 – 150	$400 – $430	$55 – $65
Hope Bay	–	–	$65 – $75
North America	1,740 – 1,875	$575 – $615	$475 – $515
Yanacocha	750 – 810	$360 – $400	$165 – $175
Conga	–	–	$155 – $165
South America	750 – 810	$360 – $400	$320 – $340
Boddington – Gold [a]	750 – 825	$475 – $550	$140 – $155
Other Australia/NZ	1,060 – 1,160	$530 – $570	$210 – $225
Batu Hijau – Gold [b]	365 – 400	$265 – $285	$110 – $130
Asia Pacific	2,175 – 2,385	$440 – $480	$460 – $510
Ahafo	500 – 530	$475 – $515	$120 – $130
Akyem	–	–	$95 – $105
Africa	500 – 530	$475 – $515	$215 – $235
Corporate/Other	–	–	$48 – $52
Total Gold	5,300 – 5,500	$460 – $480	$1,400 – $1,600
Boddington – Copper [a]	65 – 75	$1.55 – $1.75	–
Batu Hijau – Copper [b]	265 – 290	$0.75 – $0.85	–
Total Copper	330 – 360	$0.85 – $0.95	–
a Boddington shown on a co-product basis.
b Assumes Batu Hijau economic interest of 48.5% for the remainder of 2010.

The Company has increased its exploration forecast by approximately $30 million due to successful drilling at the Leeville/Turf operation in Nevada.  In addition, the Company now expects full-year General & Administrative expenses to be at or above the high end of our original outlook range of $160 to $170 million based on higher overall labor costs.  It is also anticipated that Advanced Projects and R&D spending will be at the high end of our original outlook of $230 to $250 million due to higher spending on the Hope Bay project. Financial and other overhead outlook is as follows:

Description	2010 Outlook - Q2 Update ($M)
General & Administrative	$160 – $170
Interest, net	$270 – $290
DD&A	$970 - $1,000
Exploration	$220 – $245
Advanced Projects & R&D	$230 – $250
Tax Rate	24% – 28%
Assumptions
Gold Price ($/oz)	$1,100
Copper Price ($/lb)	$3.00
Oil Price ($/barrel)	$80
Australian Dollar Exchange Rate	0.90

4 Outlook referenced in the table above and elsewhere in this release are based upon management's good faith estimates as of July 28, 2010 and are considered "forward-looking statements."   References to outlook guidance are based on current mine plans, assumptions and current geotechnical, metallurgical, hydrological and other physical conditions and are subject to risk and uncertainty as discussed in the "Cautionary Statement" at end of release.

Condensed Statements of Consolidated Income (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited, in millions, except per share)

Sales	$2,153	$1,602	$4,395	$3,138

Costs and expenses
Costs applicable to sales (1)	858	696	1,733	1,435
Amortization	231	176	455	367
Reclamation and remediation	13	12	26	24
Exploration	53	51	96	92
Advanced projects, research and development	57	42	103	73
General and administrative	43	40	88	79
Other expense, net	61	112	150	185
	1,316	1,129	2,651	2,255

Other income (expense)
Other income, net	44	9	92	18
Interest expense, net	(69)	(23)	(144)	(55)
	(25)	(14)	(52)	(37)
Income from continuing operations before income
tax and other items	812	459	1,692	846
Income tax expense	(273)	(136)	(408)	(241)
Equity income (loss) of affiliates	(2)	(3)	(4)	(8)
Income from continuing operations	537	320	1,280	597
Income (loss) from discontinued operations	-	(14)	-	(14)
Net income	537	306	1,280	583
Net income attributable to noncontrolling interests	(155)	(144)	(352)	(232)
Net income attributable to Newmont stockholders	$382	$162	$928	$351

Net income attributable to Newmont stockholders:
Continuing operations	$382	$171	$928	$360
Discontinued operations	-	(9)	-	(9)
	$382	$162	$928	$351

Basic weighted-average common shares outstanding	492	490	491	483
Diluted weighted-average common shares outstanding	499	491	496	484

Net income per common share
Basic:
Continuing operations	$0.78	$0.35	$1.89	$0.75
Discontinued operations	-	(0.02)	-	(0.02)
	$0.78	$0.33	$1.89	$0.73

Diluted:
Continuing operations	$0.77	$0.35	$1.87	$0.75
Discontinued operations	-	(0.02)	-	(0.02)
	$0.77	$0.33	$1.87	$0.73

Cash dividends declared per common share	$0.10	$0.10	$0.20	$0.20

(1) Exclusive of Amortization and Accretion.

The Company's financial statements can be found on its website at www.newmont.com.

Condensed Statements of Consolidated Cash Flow (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

	(unaudited in millions)
Operating activities:
Net income	$537	$306	$1,280	$583
Adjustments:
Amortization	231	176	455	367
Income from discontinued operations	-	14	-	14
Reclamation and remediation	13	12	26	24
Deferred income taxes	16	6	(86)	(13)
Stock based compensation and other benefits	21	16	39	30
Other operating adjustments and write-downs	13	23	18	59
Net change in operating assets and liabilities	(78)	(48)	(251)	(178)
Net cash provided from continuing operations	753	505	1,481	886
Net cash provided from (used in) discontinued operations	-	4	(13)	8
Net cash provided from operations	753	509	1,468	894
Investing activities:
Additions to property, plant and mine development	(319)	(580)	(628)	(910)
Investments in marketable debt and equity securities	(4)	-	(7)	-
Acquisitions, net	-	(749)	-	(760)
Proceeds from sale of other assets	14	2	52	2
Other	(11)	9	(22)	(4)
Net cash used in investing activities	(320)	(1,318)	(605)	(1,672)
Financing activities:
Proceeds from debt, net	-	125	-	1,494
Repayment of debt	(13)	(79)	(263)	(1,668)
Sale of subsidiary shares to noncontrolling interests	-	-	229	-
Acquisition of subsidiary shares from noncontrolling interests	(70)	-	(109)	-
Dividends paid to common stockholders	(49)	(49)	(98)	(98)
Dividends paid to noncontrolling interests	(87)	(112)	(307)	(112)
Proceeds from stock issuance, net	27	8	30	1,247
Change in restricted cash and other	2	(8)	48	5
Net cash provided from (used in) financing activities of continuing operations	(190)	(115)	(470)	868
Net cash used in financing activities of discontinued operations	-	(1)	-	(2)
Net cash provided from (used in) financing activities	(190)	(116)	(470)	866
Effect of exchange rate changes on cash	(5)	20	(6)	21
Net change in cash and cash equivalents	238	(905)	387	109
Cash and cash equivalents at beginning of period	3,364	1,449	3,215	435
Cash and cash equivalents at end of period	$3,602	$544	$3,602	$544

The Company's financial statements can be found on its website at www.newmont.com.

Condensed Consolidated Balance Sheets (unaudited, in millions)

	At June 30,	At December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$3,602	$3,215
Trade receivables	358	438
Accounts receivable	106	102
Investments	64	56
Inventories	510	493
Stockpiles and ore on leach pads	527	403
Deferred income tax assets	202	215
Other current assets	702	900
Current assets	6,071	5,822
Property, plant and mine development, net	12,399	12,370
Investments	1,146	1,186
Stockpiles and ore on leach pads	1,607	1,502
Deferred income tax assets	1,083	937
Other long-term assets	463	482
Total assets	$22,769	$22,299
LIABILITIES
Debt	$295	$157
Accounts payable	366	396
Employee-related benefits	194	250
Income and mining taxes	197	200
Other current liabilities	1,143	1,317
Current liabilities	2,195	2,320
Debt	4,280	4,652
Reclamation and remediation liabilities	810	805
Deferred income tax liabilities	1,320	1,341
Employee-related benefits	394	381
Other long-term liabilities	215	174
Liabilities of operations held for sale	-	13
Total liabilities	9,214	9,686

EQUITY
Common stock	775	770
Additional paid-in capital	8,235	8,158
Accumulated other comprehensive income	526	626
Retained earnings	1,979	1,149
Newmont stockholders' equity	11,515	10,703
Noncontrolling interests	2,040	1,910
Total equity	13,555	12,613
Total liabilities and equity	$22,769	$22,299

The Company's financial statements can be found on its website at www.newmont.com.

Production Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Gold
Consolidated ounces produced (thousands):
North America
Nevada	420	417	853	935
La Herradura	43	30	83	55
	463	447	936	990
South America
Yanacocha	353	517	776	1,016

Asia Pacific
Boddington	184	-	342	-
Jundee	88	99	180	201
Tanami	61	82	114	171
Kalgoorlie	82	70	186	146
Waihi	25	12	52	51
Batu Hijau	169	120	335	179
	609	383	1,209	748
Africa
Ahafo	132	134	252	264
	1,557	1,481	3,173	3,018

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	15	-	29	-
Batu Hijau	133	114	278	195
	148	114	307	195

Gold
Equity ounces produced (thousands):
North America
Nevada	420	417	853	935
La Herradura	43	30	83	55
	463	447	936	990
South America
Yanacocha	181	265	398	521

Asia Pacific
Boddington	184	-	342	-
Jundee	88	99	180	201
Tanami	61	82	114	171
Kalgoorlie	82	70	186	146
Waihi	25	12	52	51
Batu Hijau	82	55	170	81
	522	318	1,044	650
Africa
Ahafo	132	134	252	264
	1,298	1,164	2,630	2,425
Discontinued Operations
Kori Kollo	-	15	-	30
	1,298	1,179	2,630	2,455

Copper
Equity pounds produced (millions):
Asia Pacific
Boddington	15	-	29	-
Batu Hijau	65	51	141	88
	80	51	170	88

CAS and Capital Expenditures

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada	$601	$549	$605	$527
La Herradura	431	398	389	393
	585	538	586	519
South America
Yanacocha	389	323	380	324

Asia Pacific
Boddington	582	-	560	-
Jundee	397	338	391	345
Tanami	733	599	786	586
Kalgoorlie	539	607	539	625
Waihi	666	582	660	426
Batu Hijau	294	229	253	297
	498	426	479	450
Africa
Ahafo	416	428	475	413
Average	$492	$423	$486	$427

Copper
Costs Applicable to Sales ($/pound) (1)
Asia Pacific
Boddington	$1.55	$-	$1.80	$-
Batu Hijau	0.66	0.58	0.66	0.73
Average	$0.77	$0.58	$0.78	$0.73

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Consolidated Capital Expenditures ($ million)
North America
Nevada	$69	$58	$117	$111
Hope Bay	39	2	48	3
La Herradura	8	10	22	19
	116	70	187	133
South America
Yanacocha	28	24	68	51
Conga	26	5	43	11
	54	29	111	62

Asia Pacific
Boddington	33	468	81	684
Jundee	11	9	21	14
Tanami	19	18	38	28
Kalgoorlie	3	-	7	2
Waihi	2	2	5	3
Batu Hijau	5	17	33	23
Other Asia Pacific	1	-	3	1
	74	514	188	755
Africa
Ahafo	30	14	51	23
Akyem	16	-	22	1
	46	14	73	24
Corporate and Other	8	5	11	8
Total - Accrual Basis	298	632	570	982

Change in Capital Accrual	21	(52)	58	(72)

Total - Cash Basis	$319	$580	$628	$910

(1) Excludes Amortization and Reclamation and remediation.

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three months ended		Six months ended
	June 30,		June 30,
($ million except per share, after-tax)	2010	2009	2010	2009
GAAP Net income attributable to Newmont stockholders	$382	$162	$928	$351
Income tax benefit from internal restructuring	-	-	(127)	-
Net gain on asset sales	(7)	-	(31)	-
PTNNT community contribution	-	-	13	-
Impairment of assets	2	1	3	5
Boddington acquisition costs	-	39	-	44
Loss from discontinued operation[s]	-	9	-	9
Adjusted net income	$377	$211	$786	$409
Adjusted net income per share	$0.77	$0.43	$1.60	$0.85

Reconciliation of Co-Product Costs Applicable to Sales to By-Product Costs Applicable to Sales

Sales and Costs applicable to sales for Boddington are presented in the Condensed Consolidated Financial Statements for both gold and copper due to the significant portion of copper production (approximately 15-20% of total revenue based on the latest life-of-mine plan and metal price assumptions). The co-product method allocates costs applicable to sales to each metal based on specifically identifiable costs where applicable and on a relative proportion of sales values for other costs. Management also assesses the performance of the Boddington mine on a by-product basis due to the majority of sales being derived from gold and to determine contingent consideration payments to AngloGold. The by-product method deducts copper sales from costs applicable to sales as shown in the following table:

	Three months ended		Six months ended
	June 30, 2010		June 30, 2010
	Boddington	Consolidated	Boddington	Consolidated
($ million)
Co-product costs applicable to sales - gold	$ 113	$ 760	$ 193	$ 1,519
Less copper margin:
Sales - copper	40	298	79	792
Costs applicable to sales - copper	(25)	(98)	(49)	(214)
Copper margin	15	200	30	578

By-product costs applicable to sales - gold	$ 98	$ 560	$ 163	$ 941

Costs applicable to sales - gold ($/oz)
Co-product	$ 582	$ 492	$ 560	$ 486
By-product	$ 503	$ 362	$ 474	$ 301

Gold ounces sold (thousands)	194	1,546	344	3,127

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management's Discussion & Analysis, the Form 10-Q, and a complete outline of the 2010 Operating and Financial guidance by region, please see www.newmont.com.

The Company's second quarter and earnings conference call and web cast presentation will be held on Wednesday, July 28, 2010 beginning at 9:30 a.m. Eastern Time (7:30 a.m. Mountain Time).  To participate:

Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.0189
Leader	John Seaberg
Passcode	Newmont
Replay Number	888.662.6653
Intl Replay Number	402.220.6417
Replay Passcode	2010

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

The conference call also will be simultaneously carried on our web site at www.newmont.com under Investor Relations/Presentations and will be archived there for a limited time.

Cautionary Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements include, without limitation: (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes, for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures, construction, production or closure activities; (iv) statements regarding future exploration potential, expenditures, results, reserves resources and NRM; (v) statements regarding fluctuations in capital and currency markets; (vi) statements regarding potential cost savings, productivity, operating performance, and cost structure; (vii) expectations regarding the development, growth, mine life, production and costs applicable to sales and exploration potential of Boddington, Batu Hijau, Ahafo, Akyem, Yanacocha, Conga, La Herradura, Hope Bay and the Company's other projects, including in Nevada and Australia/New Zealand; and (viii) expectations regarding the impacts of operating, technical or geotechnical issues in connection with the Company's projects or operations.  Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect.  Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements".  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company's 2009 Annual Report on Form 10-K, filed on February 25, 2010, with the Securities and Exchange Commission, as well as the Company's other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.  Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT:  John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, both of Newmont Mining Corporation